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                     March 26, 2024

       Roy Kuan
       Chief Executive Officer
       Generation Asia I Acquisition Limited
       Boundary Hall, Cricket Square
       Grand Cayman, KY1-1102
       Cayman Islands

                                                        Re: Generation Asia I
Acquisition Limited
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed March 14,
2024
                                                            File No. 001-41239

       Dear Roy Kuan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Elena Nrtina